                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     American Bankers Insurance Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     AMERICAN BANKERS INSURANCE GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 7, 1999

     The 1999 annual meeting of shareholders of American Bankers Insurance Group, Inc. will be held at the Company's Auditorium, 11222 Quail Roost Drive, Miami, Florida 33157-6596, on Friday, May 7, 1999, beginning at 10:00 a.m. local time. At the meeting, holders of the Company's common stock will act on the following matters:

     (1) Election of ten directors;

     (2) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 1999; and

     (3) Any other matters that properly come before the meeting.

     Holders of record of the Company's common stock at the close of business on March 26, 1999 are entitled to vote at the meeting or any postponement or adjournment.

                                            By order of the Board of Directors,
                                            ARTHUR W. HEGGEN (SIG)

                                              Arthur W. Heggen
                                              Corporate Secretary

April 8, 1999
Miami, Florida

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................    1
  What is the purpose of the annual meeting?................    1
  Who is entitled to vote?..................................    1
  What constitutes a quorum?................................    1
  How do I vote?............................................    2
  Can I change my vote after I return my proxy card?........    2
  How do I vote my shares held through the Company's benefit
     plans?.................................................    2
  What are the Board's recommendations?.....................    3
  What vote is required to approve each item?...............    3

STOCK OWNERSHIP.............................................    4
  Who are the largest owners of the Company's stock?........    4
  How many shares do the Company's directors and executive
     officers own?..........................................    6
  Section 16(a) Beneficial Ownership Reporting Compliance...    7
  Change in Control of the Company..........................    7

ITEM 1 -- ELECTION OF DIRECTORS.............................    9
  Who Are the Directors Standing For Election?..............    9
  Who are the Directors Continuing in Office?...............   10
  What is the Business Experience of the Nominees and
     Directors?.............................................   10
  How are directors compensated?............................   12
  How often did the Board meet during fiscal 1998?..........   13
  What are the committees of the Board?.....................   13
  Certain Relationships and Related Transactions............   15
  Executive Compensation....................................   16

ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT
  ACCOUNTANTS...............................................   24

OTHER MATTERS...............................................   25

ADDITIONAL INFORMATION......................................   25

                     AMERICAN BANKERS INSURANCE GROUP, INC.

                            11222 QUAIL ROOST DRIVE
                           MIAMI, FLORIDA 33157-6596

                                PROXY STATEMENT
                            ------------------------

     This proxy statement contains information related to the annual meeting of shareholders of American Bankers Insurance Group, Inc. to be held on Friday, May 7, 1999, beginning at 10:00 a.m. at the Company's Auditorium, 11222 Quail Roost Drive, Miami, Florida 33157-6596, and at any postponements or adjournments thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's annual meeting, holders of the Company's common stock will elect directors and ratify the Company's independent auditors. In addition, the Company's management will report on the performance of the Company during fiscal 1998 and respond to questions from shareholders.

     Shareholders of the Company will not be asked to vote on the proposed acquisition of the Company by Fortis, Inc. A separate proxy statement and proxy card will be mailed for the special meetings of the shareholders to approve of the proposed acquisition.

WHO IS ENTITLED TO VOTE?

     Only holders of record of the Company's common stock at the close of business on the record date, March 26, 1999, are entitled to receive notice of the annual meeting and to vote at the meeting, or any postponement or adjournment of the meeting. These holders will be entitled to vote the shares of common stock that they owned on the record date. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHAT CONSTITUTES A QUORUM?

     Presence at the meeting by the holders of a majority of the shares of common stock outstanding on the record date, in person or by proxy, will constitute a quorum. Once a quorum is reached the Company will conduct the business of the meeting. On the close of business on March 12, 1999, there were 43,094,551 shares of the Company's common stock outstanding. Proxy cards received but marked as abstentions and broker non-votes will be deemed to be present at the meeting for purposes of calculating quorum.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and mail it in the enclosed prepaid envelope, the proxy holders will vote as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in "street name" you should receive a proxy form from the broker that holds your shares. Follow the instructions provided by your broker regarding how to instruct your broker to vote your shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised. To do so, file with the Company's Secretary either a notice of revocation or a properly signed proxy card bearing a later date. In addition, the powers of the proxy holders will be suspended if you attend the meeting in person and so request. Simply attending the meeting will not revoke the authority you granted to the proxy holders. If your shares are held in "street name," you must follow the broker's instruction to change your vote.

HOW DO I VOTE MY SHARES HELD THROUGH THE COMPANY'S BENEFIT PLANS?

     If you participate in the American Bankers Insurance Group, Inc. 401(k) and Employee Stock Ownership Plan, you may vote the number of shares of the Company's common stock credited to your account as of the record date. CG Trust Company ("CG Trust") will vote your shares as you have indicated on the red-striped voting instructions included in this proxy statement. CG Trust must receive your properly signed voting instructions by April 29, 1999. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares for which it receives timely instructions. Up to April 29, 1999, you may also revoke your previous voting instructions by filing with the CG Trust either a written notice of revocation or a properly signed red-striped voting instruction card bearing a later date.

     If you participate in the American Bankers Insurance Group, Inc. Leveraged Employee Stock Ownership Plan (the "ESOP"), you may vote the number of shares of the Company's common stock allocated to you. The ESOP trustees (the "Trustees") will vote your shares as you have indicated on the blue-striped voting instructions included in this proxy statement. The Trustees must receive your properly signed voting instructions by May 3, 1999. If you do not give instructions, on any matter, the Trustees will not vote your shares on that matter. Please sign and return the voting instructions promptly to assure that your shares of the Company's common stock are represented at the annual meeting.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote:

        - FOR election of the nominated slate of directors (see page 9); and

        - FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors (see page 24);

     With respect to any other matters that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     ELECTION OF DIRECTORS. Directors who receive the most affirmative votes are elected by plurality. Because the nominees for director are unopposed, a properly executed proxy card marked "WITHHELD" and a broker non-vote will have no impact on the election of directors. The shares represented by these proxy cards will be counted for purposes of determining whether there is a quorum.

     OTHER ITEMS. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy card marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

     The Company is aware of the following persons who are beneficial owners of more than 5% of the Company's common stock. All information is as of the close of business on March 12, 1999 for all beneficial owners, except FMR Corp., which is as of December 31, 1998.

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL     PERCENTAGE
       TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER      OWNERSHIP        OF CLASS
       --------------         ------------------------------------  -----------------   ----------
$1.00 Par Value               Fortis, Inc. ("Fortis")                   3,148,006(a)       7.27%
  Common Stock                One Chase Manhattan Plaza
                              New York, New York 10005

                              FMR Corp                                  3,219,940(b)       7.43%
                              82 Devonshire Street
                              Boston, Massachusetts 02109

                              R. Kirk Landon                            2,543,007(c)       5.87%
                              11222 Quail Roost Drive
                              Miami, Florida 33157-6596

---------------

(a) Pursuant to a Voting Agreement, dated as of March 5, 1999, between Fortis and the shareholders of the Company named therein (the "Voting Agreement"), Fortis has shared voting and dispositive power over 3,148,006 shares. Messrs. Landon and Gaston are parties to the Voting Agreement. This number does not include 8,406,559 shares acquirable pursuant to a Stock Option Agreement, dated as of March 5, 1999, between the Company and Fortis (the "Stock Option Agreement"). Fortis may only acquire these shares upon the occurrence of certain conditions and any consummation of the purchase of these shares is subject to applicable regulatory approvals. The Stock Option Agreement and the Voting Agreement were executed in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 5, 1999, among the Company, Fortis and Greenland Acquisition Corp., a wholly-owned subsidiary of Fortis. See "Change in Control" on pages 7-8. If Fortis acquired the 8,406,559 shares pursuant to the Stock Option Agreement, it would be the beneficial owner of 22.34% of the outstanding common stock.
(b) Based on information supplied to the Company, FMR Corp. and its affiliates ("FMR") beneficially own 3,219,940 shares and has sole dispositive power over these shares. Of these shares, FMR has sole voting power with respect to 651,200 shares and no voting power with respect to the remaining shares. If Fortis acquired the 8,406,559 shares pursuant to the Stock Option Agreement, FMR would be the beneficial owner of 6.23% of the outstanding common stock.

(c) Mr. Landon's beneficial ownership includes the following shares:

  642,145        Owned directly.
  129,824        Owned by the R. Kirk Landon Revocable Trust. Mr.
                 Landon is the trustee.
  140,500        Owned by the R. Kirk Landon Charitable Remainder
                 Unitrust. Bessemer Trust Company of Woodbridge,
                 New Jersey is the trustee and has sole dispositive
                 power over these shares. Mr. Landon is a
                 beneficiary of the Unitrust.
   90,079        Owned by The Landon Foundation. Mr. Landon is a
                 director.
   15,562        Allocated under the Company's 401(k) and Employee
                 Stock Ownership Plan.
   27,892        Acquirable under the 1994 Amended and Restated
                 Directors' Deferred Compensation Plan.
1,370,450        Owned by the Landon Corporation. Mr. Landon is the
                 controlling shareholder.*
  126,555        Owned by R. Kirk/B. Landon Foundation. Mr. Landon
                 is a director.*

     *In connection a marital settlement agreement (the "Settlement Agreement") the Landon Corporation will be liquidated and the R. Kirk/B. Landon Foundation will be terminated. Upon the liquidation of Landon Corporation, one-third of the Landon Corporation's shares will be distributed to Mrs. Landon and upon the termination of the R. Kirk/B. Landon Foundation, one-half of the Foundation's shares will be distributed to a foundation created by Mrs. Landon. Accordingly, at such time, none of the shares distributed to Mrs. Landon or her foundation will be beneficially owned by Mr. Landon. The number of shares beneficially owned by Mr. Landon does not include 391,368 shares owned by Mrs. Landon for which Mr. Landon disclaims beneficial ownership.

     Up to 40,000 shares are subject to option exercise granted by Mr. Landon to Jack Kemp on May 24, 1995 (the "Kemp Option"). The Kemp Option is exercisable at $14.50 per share and expires on May 24, 2000.

     Mr. Landon shares voting and dispositive power with Fortis over the shares for which Mr. Landon is the beneficial owner pursuant to the Voting Agreement. Shares subject to the Kemp Option and subject to distribution in connection with the Settlement Agreement will no longer be subject to the Voting Agreement upon the exercise of the Kemp Option or their transfer, respectively. If Fortis acquired the 8,406,559 shares pursuant to the Stock Option Agreement, Mr. Landon would be the beneficial owner of 4.92% of the outstanding common stock.

HOW MANY SHARES DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows the amount of the Company's common stock beneficially owned (and acquirable within 60 days under stock options or other Company plans) by the Company's directors, the executive officers of the Company named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. All information is as of the close of business on March 12, 1999.

                                                              AMOUNT OF
                                                                SHARES       PERCENTAGE
                                                             BENEFICIALLY        OF
NAME                                                            OWNED        OWNERSHIP
----                                                         ------------    ----------
William H. Allen, Jr.......................................       9,202(a)         *
Nicholas A. Buoniconti.....................................      17,800(b)         *
Armando M. Codina..........................................      54,532(c)         *
Peter J. Dolara............................................      13,514(d)         *
Gerald N. Gaston...........................................     640,264(e)     1.48%
Daryl L. Jones.............................................       7,322(f)         *
James F. Jorden............................................       1,776(g)         *
Jack F. Kemp...............................................      42,000(h)         *
Bernard P. Knoth, S.J......................................       2,000(i)         *
R. Kirk Landon.............................................   2,543,007(j)     5.87%
Eugene M. Matalene, Jr.....................................      12,000(k)         *
Albert H. Nahmad...........................................      18,038(l)         *
Nicholas J. St. George.....................................      18,567(m)         *
Robert C. Strauss..........................................      18,037(n)         *
George E. Williamson II....................................      42,706(o)         *
Eugene E. Becker...........................................     223,268(p)         *
Floyd C. Denison...........................................     115,329(q)         *
Jay R. Fuchs...............................................      91,632(r)         *
Bernard Janis**............................................         718            *
John P. Laborde**..........................................       1,000            *
Malcolm G. MacNeill**......................................      32,788(s)         *
Directors and Executive Officers as a Group
  (28 persons including those named above).................   4,166,319(t)     9.62%

---------------

(a) Includes 2,702 shares acquirable under the 1994 Amended and Restated Directors' Deferred Compensation Plan (the
      "Deferred Plan").
(b) Includes 7,800 shares acquirable under the Deferred Plan and 6,000 shares acquirable under the 1994 Non-Employee
      Directors' Stock Option Plan (the "Non-Employee Directors'
      Plan") and 2,000 shares acquirable under the 1997 Equity
      Incentive Plan (the "Incentive Plan").
(c)   Includes 24,032 shares acquirable under the Deferred Plan.
(d) Includes 1,000 shares owned by Mr. Dolara's wife; 2,000 shares owned by his children; and 3,514 shares acquirable under the Deferred Plan.
(e) Includes 589,436 shares owned by Mr. Gaston directly; 11,000 shares owned by Mr. Gaston's wife; 24,266 shares owned by Mr. Gaston's son; and 15,562 shares allocated under the Company's 401(k) and Employee Stock Ownership Plan (the
      "401(k) ESOP"). Mr. Gaston shares voting and dispositive power with Fortis over shares Mr. Gaston owns directly and allocated under the 401(k) ESOP pursuant to the Voting
      Agreement.
(f) Includes 5,322 shares acquirable under the Deferred Plan and 2,000 shares acquirable under the Incentive Plan.
(g)   Includes 440 shares held indirectly by an Individual
      Retirement Account Trust.
(h) Includes 40,000 shares acquirable by Mr. Kemp upon the exercise of the Kemp Option granted by Mr. Landon to Mr.
      Kemp; and 2,000 shares acquirable under the Incentive Plan.
      See footnote (c) under "Who are the Largest Shareholders."

(i)     Includes 2,000 shares acquirable under the Incentive Plan.
(j)   See footnote (c) under "Who are the Largest Shareholders."
(k)   Includes 6,000 shares acquirable under the Non-Employee
      Directors' Plan; and 2,000 shares acquirable under the
      Incentive Plan.
(l)   Includes 2,000 shares owned by Watsco, Inc.; 20 shares owned by Mr. Nahmad's son; 8,018 shares acquirable under the
      Deferred Plan; 6,000 shares acquirable under the Non-
      Employee Directors' Plan; and 2,000 shares acquirable under the Incentive Plan.
(m)   Includes 8,547 shares acquirable under the Deferred Plan.
(n)   Includes 8,037 shares acquirable under the Deferred Plan;
      6,000 shares acquirable under the Non-Employee Directors'
      Plan; and 2,000 shares acquirable under the Incentive Plan.
(o)   Includes 32,606 shares acquirable under the Deferred Plan;
      6,000 shares acquirable under the Non-Employee Directors'
      Plan; and 2,000 shares acquirable under the Incentive Plan.
(p)   Includes 188,252 shares owned by Mr. Becker directly; and
      6,000 Restricted Shares under the 1994 Senior Management
      Stock Option Plan (the "Senior Plan") and 6,000 Restricted
      Shares under the Incentive Plan owned by Mr. Becker
      directly; 9,798 shares owned by Mr. Becker's wife; and
      13,218 shares allocated under the 401(k) ESOP.
(q)   Includes 95,694 shares owned by Mr. Denison directly; 4,000
      Restricted Shares under the under the Senior Plan and 4,800
      Restricted Shares under the Incentive Plan owned by Mr.
      Denison directly; 20 shares owned by Mr. Denison's son and
      10,815 shares allocated under the 401(k) ESOP.
(r)   Includes 71,800 shares owned by Mr. Fuchs directly; 4,400
      Restricted Shares under the Senior Plan and 4,800 Restricted
      Shares under the Incentive Plan owned by Mr. Fuchs directly;
      and 10,632 shares allocated under the 401(k) ESOP.
(s)   Includes 1,330 shares owned by Mr. MacNeill's daughter.
(t)   The 40,000 shares subject to the Kemp Options have only been counted once in determining the total number of shares
      beneficially owned and percentage of ownership by the
      Directors and Executive Officers as a group. See footnote
      (h) above and footnote (c) under "Who are the Largest
      Shareholders."
  *   Denotes less than 1% ownership.
 **   Director Emeritus.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the U.S. federal securities laws, the Company's directors, certain officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1998. Based on a review of filing with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes all of these persons complied with these filing requirements, except for Mr. Nahmad and Mr. Jorden who each filed a late report of a sale. The sale of 2,000 shares by Mr. Nahmad on January 6, 1998 was reported on February 13, 1998. The sale of 2,346 shares by Mr. Jorden, which was thought to have occurred in April, 1998 but in fact occurred on the last day of March, was reported on May 7, 1998.

CHANGE IN CONTROL OF THE COMPANY

     On March 5, 1999, the Company entered into an agreement pursuant to which Fortis will acquire the Company through a merger. The Company, Fortis and Greenland Acquisition Corp., a wholly-owned subsidiary of Fortis ("Greenland"), entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides that, subject to satisfaction of specified terms and conditions, including regulatory and common stock-holder approval, Greenland will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of Fortis. If the merger is consummated, holders of common stock will receive $55.00 in cash for each share of common stock. Holders of $3.125 Series B Cumulative Convertible preferred stock will receive $109.857 in cash for each share unless the merger is not approved by the holders of at least 2/3 of the shares of preferred stock voting as a class or if Fortis reasonably determines that such a vote is not likely to be obtained. In such case, the preferred stock will continue to remain outstanding after the merger, pursuant to the terms and conditions as are in effect on March 5, 1999, except that the preferred stock will be convertible as provided in the Company's Articles of Incorporation.

     Under the terms of the Merger Agreement, Fortis is entitled, at its sole option, to cause Greenland to commence a tender offer (the "Tender Offer") to acquire up to 100% (but not less than a majority) of the outstanding Company's common stock (excluding any of the Company's common stock owned by Fortis pursuant to the Stock Option Agreement), together with all associated stock purchase rights issued pursuant to the Rights Agreement (as defined below), and up to 100% (but not less than a majority) of the Preferred Stock.

     Pursuant to a Stock Option Agreement, dated as of March 5, 1999, the Company has granted Fortis an option (the "Option") to purchase up to 8,406,559 shares (approximately 19.9 percent) of the Company's common stock at an exercise price of $55.00 per share (or to obtain a specified cash value for the Option from the Company). The Option is exercisable upon the occurrence of certain events, including, without limitation, a third party's acquisition of beneficial ownership of 15 percent or more of the outstanding Company's common stock. The total profit to Fortis pursuant to the termination fee contemplated by the Merger Agreement and the exercise of the Option is limited to $100 million.

     In addition, certain stockholders of the Company holding approximately 7.5 percent of the outstanding Company's common stock have entered into a voting agreement with Fortis (the "Voting Agreement"), pursuant to which such stockholders agreed to vote their shares in favor of adoption of the Merger Agreement and approval of the Merger, subject to certain conditions. Messrs. Landon and Gaston are parties to the Voting Agreement.

     On March 4, 1999, the Company entered into Amendment Number Two (the "Amendment Number Two") to the Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C. Amendment Number Two provides that Fortis, Greenland and their affiliates will not be deemed to be an Acquiring Person (as defined in the Rights Agreement), a Distribution Date (as defined in the Rights Agreement) will not be deemed to occur, and the rights issuable pursuant to the Rights Agreement will not separate from the Company's common stock, solely as a result of Fortis or Greenland entering into the Merger Agreement, the Voting Agreement or the Stock Option Agreement or consummating the Tender Offer, the Merger and/or the other transactions contemplated thereby.

     YOU ARE NOT BEING ASKED TO VOTE ON THE MERGER AT THIS TIME. A SEPARATE PROXY STATEMENT AND PROXY CARD WILL BE MAILED FOR THE SPECIAL MEETING OF SHAREHOLDERS TO APPROVE THE MERGER.

                        ITEM 1 -- ELECTION OF DIRECTORS

WHO ARE THE DIRECTORS STANDING FOR ELECTION?

     The Board of Directors is currently divided into three classes, with five directors for each class. The term of each class of directors is generally three years with the term for one class expiring each year in rotation. As a result, generally each year one class of directors is elected. The Company did not hold an annual meeting of shareholders in 1998. As a consequence, nominees for two classes are being submitted for election at this annual meeting. In order to keep the three classes of directors equal in number, rather than the normal three-year term, the Board has nominated each Class III director to serve only a two-year term ending in 2001. The Board has nominated the Class I directors to serve the normal three-year term ending in 2002.

     The proxy holders intend to vote for the election of each of the ten nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement.

     The Board of Directors has proposed the following nominees for election as directors at this annual meeting:

     CLASS III DIRECTORS.  The directors standing for election are:

                    William H. Allen, Jr.
                    Jack F. Kemp
                    James F. Jorden
                    R. Kirk Landon
                    Robert C. Strauss

     CLASS I DIRECTORS.  The directors standing for election are:

                    Nicholas A. Buoniconti
                    Armando M. Codina
                    Peter J. Dolara
                    Eugene M. Matalene, Jr.
                    Nicholas St. George

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

     Each of the nominees has consented to serve as a member of the Board of Directors. If any of them should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board of Directors.

WHO ARE THE DIRECTORS CONTINUING IN OFFICE?

     CLASS II DIRECTORS. The following Class II directors were elected at the Company's 1997 annual meeting and whose term will end in 2000:

                    Gerald N. Gaston
                    Daryl L. Jones
                    Bernard P. Knoth, S.J.
                    Albert H. Nahmad
                    George E. Williamson II

WHAT IS THE BUSINESS EXPERIENCE OF THE NOMINEES AND DIRECTORS?

WILLIAM H. ALLEN, JR., Director since 1992.                              Age: 63

     Mr. Allen has been Vice Chairman of NationsBank, FL, a bank, since 1996. Mr. Allen also has served as a director of Decorator Industries, a manufacturer of accessories for hospitality, recreation vehicle and manufactured housing industries, since 1995 and of Winsloew Furniture Group, a furniture manufacturer and distributor, since 1993. He also served as Chairman of the Board and Chief Executive Officer of Intercontinental Bank, a commercial bank, from 1987 to 1995.

NICHOLAS A. BUONICONTI, Director since 1993.                             Age: 58

     Mr. Buoniconti has served as a director of Bankers American Life Assurance Company since 1993. He also has served as a director of Innkeepers USA, a hotelier, since 1995 and of The Sports Authority, a sporting goods retailer, since 1996. Previously, Mr. Buoniconti served as the Vice Chairman, Chief Operating Officer and Director of Columbia Laboratories, a pharmaceutical distributor, from 1992 to 1998 and was a partner for Nicholas A. Buoniconti, P.A., attorneys-at-law, from 1990 to 1992. He also served as President and Chief Operating Officer of UST, a conglomerate from 1983 to 1989.

ARMANDO CODINA, Director since 1987.                                     Age: 52

     Mr. Codina has served as Chairman of the Board of Codina Group, Inc., a real estate development company, since 1979 (Codina Group, Inc. was formerly known as InterAmerica Investments Inc. from 1979 to 1989). He has also served as director of Winn-Dixie Stores, Inc., a food store chain, since 1987, of BellSouth Corporation, a communications company, since 1992, of FPL Group, Inc., a electric utility, since 1995 and of AMR, Inc., an airline, since 1994.

PETER J. DOLARA, Director since 1995.                                    Age: 61

     Mr. Dolara has been an officer and Senior Vice President of American Airlines, since 1971. He has also served as a director of the Easter Seal Society of Dade County since 1993 and of the United Way of Dade County since 1994.

GERALD N. GASTON, Director since and Vice Chairman since 1980.           Age: 66

     Mr. Gaston has been President and Chief Executive Officer of the Company, since 1996 and was the Chief Operating Officer of the Company, from 1982 to 1995. Mr. Gaston has served as the Chairman of the Board of American Bankers Insurance Company of Florida ("ABIC") since 1992, of American Bankers Life Assurance Company of Florida ("ABLAC") since 1992 and certain other Company subsidiaries since 1993. Previously, he has served in various capacities for ABIC, ABLAC and other Company subsidiaries.

JAMES F. JORDEN, Director since 1982.                                    Age: 57

     Mr. Jorden has served as senior managing Partner of Jorden Burt Boros Cicchetti Berenson & Johnson LLP, attorneys-at-law since 1988.

DARYL L. JONES, Director since 1994.                                     Age: 43

     Mr. Jones has served as a State of Florida Senator for District 40, since 1992 and an attorney with Adorno and Zeder, attorneys-at-law, since 1996. Mr. Jones was a Lt. Col./F16 Pilot for the U.S. Air Force Reserves, from 1989 to 1991 and a State of Florida Representative for District 118, from 1990 to 1992.

JACK KEMP, Director since 1995.                                          Age: 63

     Mr. Kemp has served as Co-Director of Empower America, a public policy/think tank, since 1993. He has been a member of the Washington Speakers Bureau, since 1995, and a director of Oracle, a database software provider, since 1997, of Carson Products, since 1996, of Everen Capital since 1997 and of The Sports Authority, a sporting goods retailer, since 1997.

BERNARD P. KNOTH, S.J., Director since 1997.                             Age: 50

     Mr. Knoth has served as President of Loyola University since 1995 and as Associate Dean of Georgetown University from 1990 to 1995.

R. KIRK LANDON, Chairman of the Board since 1980.                        Age: 70

     Mr. Landon has served as the Vice Chairman of the Board of Trustees of Barry University, since 1983 and director of Lennar Corporation, a development company, since 1999. Mr. Landon was the Chief International Marketing Officer of the Company, ABIC and ABLAC from 1996 to 1999 and Chief Executive Officer of the Company from 1980 to 1995. Mr. Landon has also served in various other capacities for the Company's subsidiaries. Mr. Landon was also the Chairman and director of the Federal Reserve Bank of Atlanta, Miami, Branch, from 1991 to 1998 and director of Mayor's Jewelers, a jewelry retailer, from 1987 to 1999.

ALBERT H. NAHMAD, Director since 1993.                                   Age: 58

     Mr. Nahmad has served as President, Chairman of the Board and Chief Executive Officer of Watsco, Inc., the largest U.S. distributor of HVAC products, since 1973. He has also served as director of the Panama Canal Commission, since 1995 and as Chairman of the Board of Directors of the Miami Children's Hospital Foundation, since 1990.

EUGENE M. MATALENE, JR., Director since 1990.                            Age: 51

     Mr. Matalene has served as President of Strata Capital Management Corp., a merchant bank, since 1997. He also has served as a director of Acom, Inc., a designer and manufacturer of digital imaging equipment, since 1999. Mr. Matalene was a Managing Director of Furman Selz, investment banking, from 1996 to 1997 and a Managing Director of PaineWebber Incorporated, investment banking from 1987 to 1996.

NICHOLAS J. ST. GEORGE, Director since 1983.                             Age: 60

     Mr. St. George has served as President, Chief Executive Officer, since 1979 and Director, since 1972 of Oakwood Homes Corporation, a manufacturer, retailer and financier of mobile/manufactured homes. He has also served as a director of Legg Mason, Inc., an investment bank, since 1983 and director of Carey International, Inc., a chauffeured vehicle service company, since 1997.

ROBERT C. STRAUSS, Director since 1992.                                  Age: 57

     Mr. Strauss has served as President, Chief Executive Officer and Director of Noven Pharmaceuticals, Inc., a drug delivery business, since 1997. Mr. Strauss has also served as a director of Columbia Laboratories, a pharmaceutical distribution company, since 1995, and a director of Eclipse Surgical Technologies, Inc., a manufacturer of medical devices, since 1998. Previously, Mr. Strauss was the Chief Operating Officer and Director of Ivax, a generic drug maker in 1997. From 1996 to 1997, Mr. Strauss was the President and Chief Executive Officer and from 1983 to 1995 Chairman, President and Chief Executive Officer of Cordis Corporation, which is now a Johnson & Johnson company.

GEORGE E. WILLIAMSON II, Director since 1985.                            Age: 54

     Mr. Williamson has been the President of Williamson Cadillac Company, an automobile dealer, since 1967 and of Williamson Saturn, Inc. d/b/a Saturn of Dadeland and Saturn of West Dade, since 1991 and 1995, respectively. Mr. Williamson has also served as a director of Northern Trust Bank of Florida, N.A. since 1988.

HOW ARE DIRECTORS COMPENSATED?

     BASE COMPENSATION. Each non-employee director receives a quarterly retainer of $5,000 ($5,500 if the director serves as the chairman of a Board of Directors' committee of the Company or any of its subsidiaries). Each non-employee director also receives a fee of $1,000 for each Board or committee meeting attended (or $500 for each meeting attended telephonically). Only one attendance fee is paid for meetings held on the same day. Directors who reside outside of Miami are also reimbursed for travel expenses. Directors who are also employees of the Company receive no additional compensation for service as directors.

     Non-employee directors may elect to defer their retainer and meeting fees under the 1994 Amended and Restated Deferred Compensation Plan (the "Deferred Plan"). The Deferred Plan allows directors to defer this amount in cash or in stock equivalents. Upon termination from the Board of Directors, the director will receive cash, or if the director deferred fees in stock equivalents, cash or actual shares Company's common stock as elected by the director. Directors who defer fees must make an election in writing. All fees earned during each director's term shall be deferred until retirement, resignation or death. The deferral may be revoked with respect to future payments or the form of future payments to be deferred may be changed upon written notice which must be delivered to the Company prior to the annual meeting of shareholders. The revocation or change will be effective six months following receipt of the notice. There are 400,000 shares of common stock of the Company reserved for issuance under the Deferred Plan. All of the non-employee directors, other than Messrs. Kemp, Knoth, S.J., Matelene and Jorden, are currently participating in this plan.

     OPTIONS. Each non-employee director receives an automatic award, on the date of the annual meeting, of options to purchase 2,000 shares of common stock. Grants are currently made under the Company's 1997 Equity Incentive Plan (the "Incentive Plan"). Each option award may not be exercised until one year after the date of grant and generally has a five-year term. The holder may purchase shares at their fair market value on the date of grant. On March 5, 1999, the Board of Directors amended the 1994 Non-Employee Directors' Stock Option Plan (the "Prior Plan") to allow grants thereunder to be exercisable for five years or as otherwise determined by the Board of Directors. The Board of Directors also extended by one year the term of options issued in 1994 under the Prior Plan. These options were set to expire in May 1999.

     During 1998, the Company did not hold an annual meeting of shareholders during 1998 and under the terms of the Company's By-laws there was no annual meeting of directors. As a result, the non-employee directors were not entitled to receive automatic awards in 1998 under the Incentive Plan. During 1998 substantial efforts were made by the non-employee directors of the Company in guiding the Company during the proposed acquisitions of the Company. The Company awarded the non-employee directors stock options to purchase 2,000 shares of common stock in recognition of the substantial efforts of the non-employee directors in 1998. The options were awarded as of February 19, 1999 under the 1999 Non-Employee Director One-Time Award Plan. These awards have similar terms to those awarded under the Incentive Plan.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1998?

     The Board of Directors met 16 times and took action by unanimous consent three times during fiscal 1998. Each director attended more than 75% of the total number of meetings of the Board of Directors and of its Committees on which the director served, except for Messrs. Buoniconti, Kemp and Knoth, S.J.

WHAT ARE THE COMMITTEES OF THE BOARD?

     The Board of Directors has standing Audit, Compensation and Nominating, Executive, Finance, Planning and Takeover Evaluation Committees.

                           BOARD COMMITTEE MEMBERSHIP

     The member of the Board of Directors served on committees noted below by an asterisk. The Chairman of the committees are noted with two asterisks.

                                        COMPENSATION                                         TAKEOVER
                              AUDIT     & NOMINATING    EXECUTIVE    FINANCE    PLANNING    EVALUATION
DIRECTOR                    COMMITTEE     COMMITTEE     COMMITTEE   COMMITTEE   COMMITTEE   COMMITTEE
--------                    ---------   -------------   ---------   ---------   ---------   ----------
William H. Allen, Jr......      *                           *          **
Nicholas A. Bouniconti....                    *                                     *
Armando M. Codina.........                    *                                     *            *
Peter J. Dolara...........                    *                                     *
Gerald N. Gaston..........                                 **           *                        *
Daryl L. Jones............      *                                       *
James F. Jorden...........                                  *           *           *            *
Jack F. Kemp..............
Bernard P. Knoth, S.J.....                    *
R. Kirk Landon............                                  *           *           *           **
Eugene M. Matalene, Jr....                                              *                        *
Albert H. Nahmad..........      *                           *                      **            *
Nicholas J. St. George....                                                          *
Robert C. Strauss.........                   **             *                       *            *
George E. Williamson II...     **                           *           *

     AUDIT COMMITTEE. The Audit Committee met four times during 1998. The Audit Committee recommends the appointment of the independent auditors; reviews the arrangements and scope of the independent audit; reviews all financial statements and reviews matters of concern to the Audit Committee, the auditors or management relating to these statements or the results of any audit thereof; considers the comments from the independent auditors with respect to any weakness in internal controls and the consideration given or corrective action taken by management; reviews internal accounting procedures and controls with the internal financial and accounting staff; reviews the activities, reports and recommendations of the internal auditors and management's supervision in control of that department; and completes any other requests made by the Board of Directors.

     COMPENSATION AND NOMINATING COMMITTEE. During 1998 the Compensation and Nominating Committee met four times. The Compensation and Nominating Committee establishes the compensation package of the Chairman of the Board of Directors, the Chief Executive Officer and the President of the Company and its major subsidiaries. This committee reviews and approves the compensation package suggested by management for all other officers. The Compensation and Nominating Committee is responsible for the administration of all perquisites offered to officers of the Company and its major subsidiaries. These perquisites include pension, retirement or profit-sharing plans, management incentive plans, restricted or qualified stock plans, and insurance benefits. In addition, it assists the Chairman of the Board and the Chief Executive Officer in the development of a management succession plan. In connection with the Incentive Plan, the Nominating and Compensation Committee has full power and authority to select employees to participate in each plan, except for awards made to non-employee directors, to determine the amount and timing of awards, to interpret the Incentive Plan and establish rules for its administration.

     The Compensation and Nominating Committee, subject to the control of the Board of Directors or the Executive Committee, recommends and implements criteria regarding composition of the Board of Directors, including, but not limited to, seeking out possible candidates to fill directorships; determining the desirable balance of expertise and composition of the Board of Directors; aiding in attracting such qualified candidates; reviewing the management slate of directors to be elected at an annual meeting; recommending to the Board of Directors the inclusion of the slate in the proxy statement; reviewing the qualifications of candidates for corporate officership; and recommending the officers for approval by the Board of Directors. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors.

     Nominations by any holder of common stock shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 5 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each proposed nominee, (ii) the principal occupation or employment of each nominee and (iii) the number of shares of the Company's common stock which are beneficially owned by each nominee. The Company's Secretary shall determine whether any nomination complies with the procedure set forth above. Nominations that fail to comply with the above-stated procedures shall be null and void and disregarded by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Jorden Burt Boros Cicchetti Berenson & Johnson LLP, of which Mr. Jorden is a Senior Managing Partner, serves as general counsel for the Company and its subsidiaries. In 1998, the firm received approximately $4,289,000 for legal services rendered and costs incurred in that capacity.

     Mr. St. George is President, Chief Executive Officer and Director of Oakwood Homes Corporation. Oakwood Homes produced $69,692,254 in gross premiums for certain Company subsidiaries. In addition, these subsidiaries have reinsurance agreements with an affiliate of Oakwood Homes Corporation and ceded premiums of $67,712,205. These subsidiaries received a ceding fee of $7,262,272.

     Mr. Landon served as the Chairman of the Board and Chief International Officer of the Board until January 15, 1999. As of January 15, 1999, the Company and Mr. Landon entered into a Consulting and Non-Competition Agreement (the "Landon Consulting Agreement") under which Mr. Landon will receive $1,035,000 over a one-year period. In connection with the execution of the Landon Consulting Agreement, Mr. Landon and the Company agreed to terminate Mr. Landon's executive severance agreement. As a result, Mr. Landon is no longer entitled to receive retirement benefits under the severance agreement. Under the Landon Consulting Agreement, Mr. Landon agreed to continue to consult with the officers of the Company and to serve as a representative of the Company at various conferences and functions. In addition, Mr. Landon agreed that for five years after the termination of the Landon Consulting Agreement, he would not perform similar services for any competitor of the Company, and would not solicit clients or employees of the Company.

     In connection with the Merger Agreement, Mr. Gaston entered into a Consulting Agreement with the Company dated March 5, 1999 which will become effective at the Effective Time (as defined in the Merger Agreement) (the "Gaston Consulting Agreement"). Under the Gaston Consulting Agreement, Mr. Gaston agreed to consult with officers of the Company for a term of twenty-four months commencing at the

Effective Time (as defined in the Merger Agreement). In addition, at the Effective Time, the Company is obligated to pay to Mr. Gaston a lump sum of $8,045,000 as full payment of the Company's obligation under the Executive Severance Contract with Mr. Gaston, dated February 1, 1990 (subject to adjustment so that the amount received by Mr. Gaston as a result of the merger shall not exceed 2.99 times Mr. Gaston's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended). Under the Gaston Consulting Agreement, Mr. Gaston agreed that for two years after the termination of the Gaston Consulting Agreement he would not perform in any similar services for any competitor of the Company and would not solicit clients or employees of the Company.

     The Company believes these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

EXECUTIVE COMPENSATION

     The following Report of the Compensation and Nominating Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is responsible for establishing the various compensation programs for the executive officers. In addition, the Committee assists the Chairman of the Board of Directors and the Chief Executive Officer in the development of a management succession plan and reviews the qualifications of candidates for corporate officership and recommends the officers for approval by the Board of Directors.

     COMPENSATION POLICIES. In developing compensation plans and setting compensation levels, the Committee reviewed a diverse group of insurance company salaries. The Committee also reviewed the same diverse group with respect to stock options and long term incentive plans.

     EXECUTIVE OFFICER COMPENSATION. The Company's compensation program for executive officers consists of three key elements:

          - a base salary,

          - an annual bonus, and

          - long-term incentives.

The Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both short-and long-term interests of shareholders.

     BASE SALARY. Base salaries of individual executive officers are reviewed by the Committee annually. In determining adjustments to base salary for a particular year, the

Committee relies on reports from consultants and reports from the Company's Human Resources Department. Salaries for all officers, with the exception of the Chief Executive Officer, are based upon recommendations made by the officers' superiors taking into account the superiors' subjective assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer. The Chief Executive Officer reviews all salary recommendations with the Committee, which is responsible for approving or disapproving those recommendations.

     ANNUAL BONUS. Executive officers and other senior officers participate in the Management Incentive Plan ("MIP"). The Committee chooses those officers who will participate in the MIP, acting upon the advice of the Chief Executive Officer. Each participant's MIP is based on individual performance objectives, which may include profits, premiums, and other individual performance measures. The performance objectives have different weights, but in general, at least 40% of each participant's bonus must be based on the Company's profit objective. A target bonus percentage is established for each participant. For executive officers this percentage ranges from 40% to 100% of base salary. Participants can earn up to 200% of this target bonus percentage based on their actual performance on each category in their MIP. For each category three performance levels are determined in advance. The minimum is the minimum level of acceptable performance, where 0% of the target bonus percentage would be earned. The target is the planned performance level, where 100% of the target bonus percentage would be earned. The maximum is the most optimistic level of performance that has only a slight probability of being achieved, where 200% of the target bonus percentage would be earned. The actual performance is compared to the established objectives and the award for each item measured.

     In 1998 certain employees of the Company, including the named executive officers, received a special one-time bonus for their work in connection with the proposed acquisitions of the Company. The one-time bonus reflects the additional efforts related to the proposed acquisitions.

     LONG-TERM INCENTIVES. Long-term incentives consist of stock option grants and accompanying restricted shares. A stock option permits the holder to buy Company stock at a specific price during a specific time period. As the price of Company stock rises, the option increases in value. Restricted shares are tied to the officer's continued employment and service to the Company and vest only upon reaching a fixed anniversary date from the date of option exercise. The number of options granted to any one employee is based on a formula which is tied to the executive officer's base salary. However, other subjective factors are taken into consideration such as the executive's level of responsibility, experience and long-term expected contribution to the Company. During 1998, the Company granted stock options to executive officers under the Incentive Plan.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Gaston has served in his current capacity as CEO, since January 1, 1996. The Committee, in determining CEO base pay, reviewed a number of executive compensation analyses for insurance companies with comparable asset size and premium income. Median income for CEOs of insurance companies with comparable asset size was $1.1 million. Effective May 1998, Mr. Gaston received a raise of 10% increasing his base pay to $800,000. His May 1998 increase was based on factors including the compensation analyses discussed above, increased profitability of 22% for 1997, increased premium production of 10% for 1997, and the development and execution of plans for future growth.

     Mr. Gaston's MIP award for 1998 was $1,042,900. Fifty percent of his award was directly related to 1998 actual profits which exceeded the plan objective by 6%. Other categories used to determine Mr. Gaston's award included the gross written premium for the Company, expense control and merger related projects having relative weights of 20%, 5% and 25%, respectively.

     Mr. Gaston did not receive any option grants under the Incentive Plan. With respect to the Company's long-term incentive plans, he converted a previously issued debenture due May 24, 1999 into 140,000 shares of stock issued under the 1994 Key Executive Debenture Plan. Mr. Gaston does not currently hold any options or other forms of long term incentive plans.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation and Nominating Committee reviews the compensation of its executive officers (which currently consists of the Management Incentive Plan and the Incentive Plan described above) to ensure that it complies with the statute.

     CONCLUSION. The Compensation and Nominating Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interests of its shareholders. The Committee consists entirely of non-employee directors. The Committee's objective is to assist the Company, through a sound and reasonable structured compensation program, in the recruitment, retention and motivation of talented managers capable of contributing significantly to the Company's increased profitability and to the creation, over time, of enhanced shareholder value. The Committee administers the program, which encompasses base pay and long- and short-term incentive plans and reviews the general compensation philosophy of the Company, as well as the specific elements of the compensation program. The advice of qualified outside advisors and independent compensation experts is obtained to assist the Compensation and Nominating Committee in establishing and evaluating compensation policies, especially in relation to other comparable companies. Finally, the Compensation and Nominating Committee also reviews the results of the Company's compensation programs to determine if such programs are performing appropriately and achieving the desired results.

                                              Robert C. Strauss, Chairman
                                              Nicholas A. Buoniconti
                                              Armando M. Codina
                                              Peter J. Dolara
                                              Bernard P. Knoth, S.J.

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below indicates the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued for the Chairman of the Board, Chief Executive Officer and the three other highest paid executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996, respectively.

                                          ANNUAL COMPENSATION                      LONG-TERM COMPENSATION AWARDS
                             ---------------------------------------------   ------------------------------------------
                                                              OTHER ANNUAL      RESTRICTED      OPTIONS/    ALL OTHER
                                                              COMPENSATION        STOCK           SARS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)(1)      ($)(2)      AWARDS ($)(3)(4)    (#)(3)       ($)(5)
---------------------------  ----   ---------   -----------   ------------   ----------------   --------   ------------
R. Kirk Landon............   1998    674,615       447,300         --                 --            --        30,824
  Chairman and Chief         1997    618,269       519,200         --                 --            --        37,531
  International Marketing    1996    544,135       454,600         --                 --            --        21,728
  Officer of ABIG

Gerald N. Gaston..........   1998    771,154     1,142,900         --                 --            --        30,824
  President, Vice Chairman   1997    672,115       986,200         --                 --            --        37,623
  and Chief Executive        1996    560,481       919,100         --                 --            --        21,728
  Officer of ABIG

Eugene E. Becker..........   1998    314,769       220,800         --            289,125         9,000        30,824
  Executive Vice President   1997    292,385       238,800         --            170,625         9,000        37,623
  and Chief Marketing        1996    253,423       229,900         --            123,000         4,500        21,728
  Officer of ABIG

Jay R. Fuchs..............   1998    241,107       168,900         --            231,300         7,200        30,824
  President of ABLAC and     1997    224,951       165,900         --            136,500         7,200        37,669
  ABIC                       1996    194,329       159,200         --             90,200         3,300        21,728

Floyd G. Denison..........   1998    212,308       212,700         --            269,850         8,400        30,824
  Executive Vice President   1997    193,654       135,300         --            136,500         7,200        37,669
  of Finance                 1996    179,393       101,800         --             82,000         3,000        24,847

---------------

(1) In 1998 certain employees of the Company, including the named executive officers, received a special one-time bonus for their work in connection with the proposed acquisitions of the Company.
(2) Officers also receive certain perquisites and personal benefits; however, such items do not exceed the lesser of $50,000 or 10% of such Officer's salary and bonus and, therefore, are not required to be reported.
(3) Officers received awards of options under the Incentive Plan. The options are not exercisable until November 1999. Under these Incentive Plan awards, the grantees were given options, which upon the exercise the grantee will receive one "Primary Share" and two additional "Restricted Shares" for each option. The Restricted Shares vest three years from the date of exercise of the related option. Holders of Restricted Shares are entitled to receive dividends equal to those granted to the holders of the Company's common stock and are entitled to vote such shares. The grantee must continue to own the Primary Shares during the vesting period of the Restricted Shares. If the grantee disposes of or pledges the Primary Shares, the grantee will forfeit the Restricted Shares. The exercise price for the Primary Shares was $48.1875.
(4) At December 31, 1998, Restricted Shares of common stock held by the executive officers named in the table and the market value thereof were as follows: Mr. Landon, 81,000 shares acquired under the 1991 Stock Option/Restricted Stock Award Plan (the "1991 Plan"), $3,882,938; Mr. Becker, 12,000 acquired under the Senior Plan and the Incentive Plan, $575,250; Mr. Fuchs, 9,200 acquired under the Senior Plan and the Incentive Plan, $441,025; and Mr. Denison, 8,800 acquired under the Senior

    Plan and the Incentive Plan, $421,850. The value is based on the average of the high and low trades reported on December 31, 1998 of $47.9375.
(5) For 1998, this amount represents the allocation of shares of the Company's common stock under the Company's Leveraged Employee Stock Ownership Plan (the "LESOP"). Messrs. Landon, Gaston, Becker, Fuchs and Denison were each allocated 643 shares. The value is based on the average of the high and low trades reported on December 31, 1998 of $47.9375 multiplied by the number of shares allocated to each named executive officer. Shares allocated to each U.S.-based participant in the LESOP were transferred by the Company to the 401(k) ESOP as of the beginning of 1999.

                             OPTION GRANTS IN 1998

     The following table sets forth information with regard to grants of stock options to each of the named executive officers during the year ended December 31, 1998. Grants were made under the Incentive Plan. No SARs have been granted.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                         NUMBER OF       % OF TOTAL                                       ANNUAL RATES OF STOCK
                        SECURITIES        OPTIONS                                        PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO                                            OPTION TERM
                          OPTIONS       EMPLOYEES IN       EXERCISE OF      EXPIRATION   -----------------------
NAME                   GRANTED(#)(1)   FISCAL YEAR(2)   BASE PRICE ($/SH)      DATE      5%($)(3)     10%($)(3)
----                   -------------   --------------   -----------------   ----------   ---------    ----------
R. Kirk Landon.......         --             --                  --                --          --           --
Gerald N. Gaston.....         --             --                  --                --          --           --
Eugene E. Becker.....      9,000            4.4%            48.1875          11/12/01     357,485      432,676
Jay R. Fuchs.........      7,200            3.5%            48.1875          11/12/01     285,988      346,140
Floyd G. Denison.....      8,400            4.1%            48.1875          11/12/01     333,653      403,831

---------------

(1) See footnote (3) under Summary Compensation Table for material terms of the options granted.
(2) As a percentage of all awards for common stock granted under the Incentive Plan. During 1998, awards for 206,600 shares of common stock were granted under the Incentive Plan which includes awards for 24,600 shares of common stock granted to the named executive officers.
(3) Assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's common stock increasing to $55.783 and $64.138, respectively.

             AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END
                                 OPTION VALUES

     The following table sets forth information with regard to stock option exercises during 1998 by each of the named executive officers and December 31, 1998 values of all unexercised options held by these individuals.

                                                                                     VALUE OF UNEXERCISED
                                                                  NUMBER OF              IN-THE-MONEY
                                                             UNEXERCISED OPTIONS          OPTIONS AT
                                                              AT 12/31/98(#)(2)         12/31/98($)(3)
                              SHARES                        ---------------------    ---------------------
                            ACQUIRED ON   VALUE REALIZED        EXERCISABLE/             EXERCISABLE/
NAME                        EXERCISE(#)       ($)(1)            UNEXERCISABLE            UNEXERCISABLE
----                        -----------   --------------    ---------------------    ---------------------
R. Kirk Landon............    212,380       8,690,083                  0/0                       0/0
Gerald N. Gaston..........    140,000       4,737,688                  0/0                       0/0
Eugene Becker.............     57,938       2,604,404              0/9,000                 0/286,875
Jay R. Fuchs..............      7,200         364,650              0/7,200                 0/267,750
Floyd G. Denison..........      7,200         363,516              0/8,400                 0/229,500

---------------

(1) Market value of shares acquired at date of exercise minus exercise price for those shares.
(2) All unexercised options include options that were granted under the Incentive Plan. See note (3) for the Summary Compensation Table and the accompanying table disclosure for additional information regarding the options granted under the Incentive Plan.
(3) The average of high and low trades on December 31, 1999, minus exercise price.

RETIREMENT PLANS

     The Company has a non-contributory pension plan covering substantially all of its employees. The Company contributes such amounts as are necessary, on an actuarial basis, to provide the plan with assets sufficient to meet the benefits to be paid to plan members. Contributions under the plan are based on length of service and average annual compensation. Compensation includes normal salary and wages and does not include bonuses, overtime pay, reimbursements or special pay. Upon normal retirement, age 65, the participant's monthly benefit will be equal to 2% of the "average monthly earnings" multiplied by the number of years of service to the Company less 50% of the monthly primary social security benefits to which the individual is entitled. The participant's "average monthly earnings" equals the average monthly compensation for the highest 60 consecutive months of compensation within the last 120 months immediately preceding retirement. There was no actuarially-determined pension expense as a result of the plan reaching the full funding limitation.

     The Company has adopted a Non-qualified Supplemental Benefit Plan. The plan is a non-qualified, unfunded, deferred compensation arrangement designed solely to equalize the total benefits certain key executives would have received under the Company's Retirement Plan, but for the limitations on benefits (i) imposed under the Retirement Plan due to limits the length of service credited in calculating benefits and (ii) by Section 415 of the Internal Revenue Code (as reflected in Section 7.01 of the Retirement Plan). The plan is intended to benefit the Company and its affiliates by recognizing the value of the past and present services of the key executives covered by the plan and to encourage them to continue careers with the Company and its affiliates. The Compensation and Nominating Committee administers and interprets the provisions of the plan.

Participants are those key executives designated from time to time by the Board of Directors.

     Following are the estimated annual benefits under both Retirement Plans for various lengths of service and compensation levels based on the assumption that the retiree will choose a life-only benefit and is retiring at age 65 during the year 1998. Election of the other available payment options could change the benefit; however, all benefits are actuarially equivalent. For annual benefits in excess of $120,000 or salaries in excess of $150,000, assume the employee is a member of both retirement plans.

                   PENSION ACCRUAL BASED ON YEARS OF SERVICE

                      5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS   45 YEARS   50 YEARS
     AVERAGE ANNUAL   SERVICE   SERVICE    SERVICE    SERVICE    SERVICE    SERVICE    SERVICE    SERVICE    SERVICE    SERVICE
     --------------   -------   --------   --------   --------   --------   --------   --------   --------   --------   --------
       $  100,000      1,084     11,084     21,084     31,084     41,084     51,084     61,084     71,084     81,084     91,084
       $  150,000      6,084     21,084     36,084     51,084     66,084     81,084     96,084    111,084    126,084    141,084
       $  200,000     11,084     31,084     51,084     71,084     91,084    111,084    131,084    151,084    171,084    191,084
       $  250,000     16,084     41,084     66,084     91,084    116,084    141,084    166,084    191,084    216,084    241,084
       $  300,000     21,084     51,084     81,084    111,084    141,084    171,084    201,084    231,084    261,084    291,084
       $  350,000     26,084     61,084     96,084    131,084    166,084    201,084    236,084    271,084    306,084    341,084
       $  400,000     31,084     71,084    111,084    151,084    191,084    231,084    271,084    311,084    351,084    391,084
       $  450,000     36,084     81,084    126,084    171,084    216,084    261,084    306,084    351,084    396,084    441,084
       $  500,000     41,084     91,084    141,084    191,084    241,084    291,084    341,084    391,084    441,084    491,084
       $  550,000     46,084    101,084    156,084    211,084    266,084    321,084    376,084    431,084    486,084    541,084
       $  600,000     51,084    111,084    171,084    231,084    291,084    351,084    411,084    471,084    531,084    591,084
       $  650,000     56,084    121,084    186,084    251,084    316,084    381,084    446,084    511,084    576,084    641,084
       $  700,000     61,084    131,084    201,084    271,084    341,084    411,084    481,084    551,084    621,084    691,084
       $  750,000     66,084    141,084    216,084    291,084    366,084    441,084    516,084    591,084    666,084    741,084
       $  800,000     71,084    151,084    231,084    311,084    391,084    471,084    551,084    631,084    711,084    791,084
       $  850,000     76,084    161,084    246,084    331,084    416,084    501,084    586,084    671,084    756,084    841,084
       $  900,000     81,084    171,084    261,084    351,084    441,084    531,084    621,084    711,084    801,084    891,084
       $  950,000     86,084    181,084    276,084    371,084    466,084    561,084    656,084    751,084    846,084    941,084
       $1,000,000     91,084    191,084    291,084    391,084    491,084    591,084    691,084    791,084    891,084    991,084

EMPLOYMENT AGREEMENTS

     To help ensure that Senior Management will be prepared to function in the Company's best interests in the event of any possible change in control of the Company, whether by merger, sale or other comparable action, and to help ensure the continuing services of such officers, the Board of Directors (with only non-employee directors participating) authorized the Company to enter into certain contracts with selected executive officers. While there was no reason to believe that a merger or sale was imminent, the Board of Directors believed it to be in the best interest of the Company and its shareholders that it act at that time to avoid the need for hasty action in the future and to ensure continuity of highly qualified management.

     Severance Agreements that were entered into prior to 1989 (the "Prior Severance Agreements") provide that an officer is entitled to receive payment of an amount (the "Designated Amount") equal to twice the officer's Current Annual Salary (as defined in the Prior Severance Agreement) in the event that the Company is Merged or Sold (as defined in the Prior Severance Agreement), regardless of whether the officer had terminated his employment.

     Severance Agreements that were entered into after 1988 (the "Recent Severance Agreements") provide that if, within 24 months following a Change of Control (as defined in the Recent Severance Agreements) of the Company, an officer in good faith determines that there has been a significant adverse change in circumstances affecting such officer's position or status within the Company, such officer may terminate his employment and be entitled to receive payment of an amount (the "Maximum Amount") equal to the maximum amount that will not constitute a "parachute payment" as defined in
Section 280G of the Code, as amended (or any successor provision or, if no such provision exists, as defined in such provision immediately prior to its repeal) and as calculated by the Company's independent auditors. The Recent Severance Agreements also provide that within fifteen (15) business days following the occurrence of a Change in Control (as defined in the Recent Severance Agreements) of the Company, the Company is required to deposit with an escrow agent an amount equal to the Maximum Amount calculated as of the date of such Change in Control.

     These Prior Severance Agreements and the Recent Severance Agreements also generally provide the executive officers will receive the following compensation in the amounts and for the reasons indicated:

          (a) Upon retirement at or after attainment of age 65, from 100% up to 150% of current base salary. Upon termination for the convenience of the Company, an amount equal to his then current annual base salary. Termination for convenience means termination at the behest of the Company, whether by dismissal, by requested resignation or by resignation which follows a greater than 20% decrease in the employee's salary.

          (b) In the event of termination of employment for certain illnesses or disabilities which preclude an employee from rendering satisfactory services for a period of three months or more, an amount from 50% up to 100% of his then current annual base salary.

          (c) In the event of death, an amount payable to his beneficiary or estate equal to 150% of his annual base salary at the time of death.

     If, at December 31, 1998, a merger or sale had occurred as set forth above, the Company would have been obligated to make payments to Mr. Landon, Mr. Gaston, Mr. Becker, Mr. Fuchs and Mr. Denison of up to approximately $6,546,340, $8,045,430, $648,000, $494,510 and $1,770,100 respectively. Mr. Landon agreed to terminate his Executive Severance Agreement in connection with executing the Landon Consulting Agreement on January 15, 1999 and thus would not be entitled to any amounts under his Executive Severance Agreement.

     In the Merger Agreement, the Company has agreed to use its best efforts to cause itself and the certain officers with executive severance agreements to enter into amendments to those agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

     Present members of the Compensation and Nominating Committee are Messrs. Robert C. Strauss (Chairman), Armando M. Codina, Nicholas A. Buoniconti, Peter
J. Dolara and Bernard P. Knoth, S.J.

PERFORMANCE GRAPHS

     The following graph compares the Company's cumulative total shareholder return (common stock appreciation plus dividends on a reinvested basis) over the last five fiscal years compared to the NASDAQ Market Index and the NASDAQ Insurance Index.

FIVE-YEAR CUMULATIVE TOTAL RETURN

          AMERICAN BANKERS INSURANCE GROUP, INC., NASDAQ MARKET INDEX
                           AND NASDAQ INSURANCE INDEX [graph]



                                                   AMERICAN
                                                   BANKERS            NASDAQ            NASDAQ
MEASUREMENT PERIOD                                INSURANCE           MARKET          INSURANCE
(FISCAL YEAR COVERED)                             GROUP, INC.          INDEX             INDEX
---------------------                             -----------         ------          ---------
1993                                                100               100               100
1994                                                 94                98                94
1995                                                156               138               134
1996                                                209               170               152
1997                                                381               208               224
1998                                                341               294               199

     The graph assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1993, and that all dividends were reinvested.

     Although, the Company's common stock and preferred stock is currently listed on the New York Stock Exchange, the Company has prepared the performance graph to include the performance of the Nasdaq National Market and the NASDAQ Insurance Index. The Company believes that its peer group consists of those companies comprising the NASDAQ Insurance Index rather than those within the S&P
500. Thus, the Company has chosen to continue to measure the performance of its common stock against the Nasdaq National Market and NASDAQ Insurance Index.

                    ITEM 2 -- RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

     The Company has appointed PricewaterhouseCoopers LLP as the Company's independent accountants since 1981. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 1998 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters.

     Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999. In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                             ADDITIONAL INFORMATION

     SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING. Shareholders interested in presenting a proposal for consideration at the Company's annual meeting of shareholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary no later than December 6, 1999.

     PROXY SOLICITATION COSTS. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                              By order of the Board of Directors
                                              ARTHUR W. HEGGEN (SIG)

                                              Arthur W. Heggen
                                              Corporate Secretary

April 8, 1999

                                                                      Appendix A




                     AMERICAN BANKERS INSURANCE GROUP, INC.
        AMERICAN BANKERS INSURANCE GROUP, INC. LEVERAGED EMPLOYEE STOCK
                                 OWNERSHIP PLAN



                      VOTING INSTRUCTIONS TO ESOP TRUSTEES


The undersigned participant in the American Bankers Insurance Group, Inc. Leveraged Employee Stock Ownership Plan hereby instructs the ESOP Trustees (the "Trustees") to vote all shares, as designated on the reverse side, of Common Stock of American Bankers Insurance Group, Inc. (the "Company") at the Annual Meeting of the Shareholders to be held on Friday, May 7, 1999 at 10:00 A.M. Eastern time in the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157 and at any and all adjournments or postponements thereof.

THIS INSTRUCTION CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED BY THE TRUSTEES' AGENT BY 5:00 P.M. EASTERN TIME ON MAY 3, 1999.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2.

IF THIS INSTRUCTION CARD IS PROPERLY SIGNED, DATED AND TIMELY RECEIVED, BUT NO INSTRUCTIONS ARE GIVEN, OR YOU DO NOT VOTE, THE SHARES OF COMMON STOCK CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED BY THE TRUSTEES.

Please mark your vote, date and sign your name as it appears on the mailing label, detach and return it in the enclosed envelope.


                                                              [See Reverse Side]





                              FOLD AND DETACH HERE

       PLEASE VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY


                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example  [X]


                   AMERICAN BANKERS INSURANCE GROUP, INC. LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN


ITEM 1 - Election of the following nominees as Directors:                 ITEM 2 - Proposal to ratify appointment of
                                                                          PricewaterhouseCoopers LLP as independent
Term ending in 2001: William H. Allen, Jr., Jack F. Kemp,                 accountants.
James F. Jorden, R. Kirk Landon and Robert C. Strauss.
                                                                                   FOR     AGAINST     ABSTAIN
Term ending in 2002: Nicholas A. Buoniconti, Armando M. Codina,
Peter J. Dolara,  Eugene M. Matalene, Jr. and Nicholas J. St. George.              [ ]        [ ]        [ ]


 FOR ALL     WITHHELD FOR ALL    WITHHELD FOR THE FOLLOWING ONLY:         ITEM 3 - In their discretion, the proxies are authorized
 NOMINEES        NOMINEES        (Write the name of the nominee(s)        to consider and act upon such other matters as may
                                 in space below)                          properly come before the meeting or any and all post-
   [ ]             [ ]                                                    ponements or adjournments thereof.
                                 ---------------------------------
                                                                                   FOR     AGAINST     ABSTAIN
                                 ---------------------------------
                                                                                   [ ]        [ ]        [ ]
                                 ---------------------------------



                                                                      Signature ___________________________________________________

                                                                      Signature if held jointly ___________________________________

                                                                      Dated: ________________________________________________, 1999

                                                                      Please date this Instruction Card and sign it exactly as
                                                                      your name appears to the left.



                                                                      Appendix B




                     AMERICAN BANKERS INSURANCE GROUP, INC.
        AMERICAN BANKERS INSURANCE GROUP, INC. 401(k) AND EMPLOYEE STOCK
                                 OWNERSHIP PLAN



                    VOTING INSTRUCTIONS TO CG TRUST COMPANY


The undersigned participant in the American Bankers Insurance Group, Inc. 401(k) and Employee Stock Ownership Plan (the "401(k) Plan") hereby instructs CG Trust Company ("CG Trust") to vote all shares, as designated on the reverse side, of Common Stock of American Bankers Insurance Group, Inc. (the "Company") at the Annual Meeting of the Shareholders to be held on Friday, May 7, 1999 at 10:00 A.M. Eastern time in the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157 and at any and all adjournments or postponements thereof.

THIS INSTRUCTION CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED BY CG TRUST'S AGENT BY 5:00 P.M. EASTERN TIME ON APRIL 29, 1999.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2.

IF THIS INSTRUCTION CARD IS PROPERLY SIGNED, DATED AND TIMELY RECEIVED, BUT NO INSTRUCTIONS ARE GIVEN, OR YOU DO NOT VOTE, THE SHARES OF COMMON STOCK CREDITED TO YOUR ACCOUNT WILL BE VOTED BY CG TRUST IN THE SAME PROPORTION THAT IT VOTES SHARES FOR WHICH IT RECEIVES TIMELY INSTRUCTIONS.

Please mark your vote, date and sign your name as it appears on the mailing label, detach and return it in the enclosed envelope.


                                                              [See Reverse Side]





                              FOLD AND DETACH HERE

       PLEASE VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY


                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example  [X]


            AMERICAN BANKERS INSURANCE GROUP, INC. 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN


ITEM 1 - Election of the following nominees as Directors:                 ITEM 2 - Proposal to ratify appointment of
                                                                          PricewaterhouseCoopers LLP as independent
Term ending in 2001: William H. Allen, Jr., Jack F. Kemp,                 accountants.
James F. Jorden, R. Kirk Landon and Robert C. Strauss.
                                                                                   FOR     AGAINST     ABSTAIN
Term ending in 2002: Nicholas A. Buoniconti, Armando M. Codina,
Peter J. Dolara,  Eugene M. Matalene, Jr. and Nicholas J. St. George.              [ ]        [ ]        [ ]


 FOR ALL     WITHHELD FOR ALL    WITHHELD FOR THE FOLLOWING ONLY:         ITEM 3 - In their discretion, the proxies are authorized
 NOMINEES        NOMINEES        (Write the name of the nominee(s)        to consider and act upon such other matters as may
                                 in space below)                          properly come before the meeting or any and all post-
   [ ]             [ ]                                                    ponements or adjournments thereof.
                                 ---------------------------------
                                                                                   FOR     AGAINST     ABSTAIN
                                 ---------------------------------
                                                                                   [ ]        [ ]        [ ]
                                 ---------------------------------



                                                                      Signature ___________________________________________________

                                                                      Signature if held jointly ___________________________________

                                                                      Dated: ________________________________________________, 1999

                                                                      Please date this Instruction Card and sign it exactly as
                                                                      your name appears to the left.



                                                                      Appendix C




                   FOR USE BY THE HOLDERS OF COMMON STOCK OF
                     AMERICAN BANKERS INSURANCE GROUP, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                THE ANNUAL MEETING OF SHAREHOLDERS - MAY 7, 1999


The undersigned hereby appoints R. KIRK LANDON, GERALD N. GASTON and ARTHUR W. HEGGEN, and each of them, proxies with the power of substitution to each for and in the name of the undersigned to vote all shares as designated on the reverse side, of Common Stock of American Bankers Insurance Group, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, May 7, 1999 at 10:00 A.M. Eastern time in the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157 and at any and all adjournments or postponements thereof.

                                   P R O X Y


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" Items 1 & 2. Please mark your vote, date and sign your name as it appears on the mailing label, detach and return it in the enclosed envelope.



                                                              [See Reverse Side]





                              FOLD AND DETACH HERE

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF AMERICAN BANKERS INSURANCE GROUP, INC.
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 & 2.



                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example  [X]


         AMERICAN BANKERS INSURANCE GROUP, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


ITEM 1 - Election of the following nominees as Directors:                 ITEM 2 - Proposal to ratify appointment of
                                                                          PricewaterhouseCoopers LLP as independent
Term ending in 2001: William H. Allen, Jr., Jack F. Kemp,                 accountants.
James F. Jorden, R. Kirk Landon and Robert C. Strauss.
                                                                                   FOR     AGAINST     ABSTAIN
Term ending in 2002: Nicholas A. Buoniconti, Armando M. Codina,
Peter J. Dolara,  Eugene M. Matalene, Jr. and Nicholas J. St. George.              [ ]        [ ]        [ ]


 FOR ALL     WITHHELD FOR ALL    WITHHELD FOR THE FOLLOWING ONLY:         ITEM 3 - In their discretion, the proxies are authorized
 NOMINEES        NOMINEES        (Write the name of the nominee(s)        to consider and act upon such other matters as may
                                 in space below)                          properly come before the meeting or any and all post-
   [ ]             [ ]                                                    ponements or adjournments thereof.
                                 ---------------------------------
                                                                                   FOR     AGAINST     ABSTAIN
                                 ---------------------------------
                                                                                   [ ]        [ ]        [ ]
                                 ---------------------------------

                                                                      If acting as executor, administrator, trustee, guardian,
                                                                      etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each
                                                                      shareholder named should sign.


                                                                      Signature ___________________________________________________

                                                                      Signature if held jointly ___________________________________

                                                                      Dated: ________________________________________________, 1999



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